EXHIBIT P1A

Proxy Voting

Policy

RJL Capital Management, LLC, as a matter of policy and as a fiduciary to our clients, has responsibility for voting proxies for portfolio securities consistent with the best economic interests of the clients. Our firm maintains written policies and procedures as to the handling, research, voting and reporting of proxy voting and makes appropriate disclosures about our firm’s proxy policies and practices. Our policy and practice includes the responsibility to monitor corporate actions, receive and vote client proxies and disclose any potential conflicts of interest as well as making information available to clients about the voting of proxies for their portfolio securities and maintaining relevant and required records.

Responsibility

The CCO has the responsibility for the implementation and monitoring of our proxy voting policy, practices, disclosures and record keeping, including outlining our voting guidelines in our procedures.

Procedure

RJL Capital Management, LLC has adopted procedures to implement the firm’s policy and conducts reviews to monitor and ensure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

Voting Procedures

•	All employees will forward any proxy materials received on behalf of clients to the portfolio manager;
•	The CCO and portfolio manager will determine which client accounts hold the security to which the proxy relates;
•	Absent material conflicts, the portfolio manager will determine how RJL Capital Management, LLC should vote the proxy in accordance with applicable voting guidelines, complete the proxy and vote the proxy in a timely and appropriate manner.

Disclosure

RJL Capital Management, LLC will provide required disclosures in response to Item 17 of Form ADV Part 2A summarizing this proxy voting policy and procedures, including a statement that clients may request information regarding how RJL Capital Management, LLC voted a client’s proxies, and that clients may request a copy of the firm's proxy policies and procedures.

The CCO will also send a copy of this summary to all existing clients who have previously received RJL Capital Management, LLC's Form ADV Part 2; or the CCO may send each client the amended Form ADV Part 2.

Client Requests for Information

All client requests for information regarding proxy votes, or policies and procedures, received by any employee should be forwarded to the CCO.

In response to any request, the CCO will prepare a written response to the client with the information requested, and as applicable will include the name of the issuer, the proposal voted upon, and how RJL Capital Management, LLC voted the client’s proxy with respect to each proposal about which client inquired.

Voting Guidelines

In the absence of specific voting guidelines from the client, RJL Capital Management, LLC will vote proxies in the best interests of each particular client. RJL Capital Management, LLC's policy is to vote all proxies from a specific issuer the same way for each client absent qualifying restrictions from a client. Clients are permitted to place reasonable restrictions on RJL Capital Management, LLC's voting authority in the same manner that they may place such restrictions on the actual selection of account securities.

RJL Capital Management, LLC will generally vote in favor of routine corporate housekeeping proposals such as the election of directors and selection of auditors absent conflicts of interest raised by an auditors non-audit services.

RJL Capital Management, LLC will generally vote against proposals that cause board members to become entrenched or cause unequal voting rights.

In reviewing proposals, RJL Capital Management, LLC will further consider the opinion of management and the effect on management, and the effect on shareholder value and the issuer’s business practices.

Conflicts of Interest

RJL Capital Management, LLC will identify any conflicts that exist between the interests of the adviser and the client by reviewing the relationship of RJL Capital Management, LLC with the issuer of each security to determine if RJL Capital Management, LLC or any of its employees has any financial, business or personal relationship with the issuer.

If a material conflict of interest exists, portfolio manager with the assistance of the CCO will determine whether it is appropriate to disclose the conflict to the affected clients, to give the clients an opportunity to vote the proxies themselves, or to address the voting issue through other objective means such as voting in a manner consistent with a predetermined voting policy or receiving an independent third party voting recommendation.

RJL Capital Management, LLC will maintain a record of the voting resolution of any conflict of interest.

Recordkeeping

The CCO shall retain the following proxy records in accordance with the SEC’s five-year retention requirement.

•	These policies and procedures and any amendments;
•	Each proxy statement that RJL Capital Management, LLC receives;
•	A record of each vote that RJL Capital Management, LLC casts;
•	Any document RJL Capital Management, LLC created that was material to making a decision how to vote proxies, or that memorializes that decision including periodic reports to the CCO or proxy committee, if applicable.

•	A copy of each written request from a client for information on how RJL Capital Management, LLC voted such client’s proxies, and a copy of any written response.